FORM 4                           __ Check here if no longer subject
                                    to Section 16. Form 4 or Form 5
                                    obligations may continue. See
                                    Instructions 1(b).


                  U.S. Securities and Exchange Commission
                          Washington, D.C.  20549

              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person*

    David L. Stewart
    1255 Riegel's Landing Drive
    Sarasota, FL  34242

2.  Issuer Name and Ticker or Trading Symbol

    Triple S Plastics, Inc.    (TSSS)

3.  IRS or Social Security Number of Reporting Person
    (Voluntary)

    ###-##-####

4.  Statement for Month/Year

    December 2000

5.  If Amendment, Date of Original  (Month/Year)

    N/A

6. Relationship of Reporting Person to Issuer (Check all applicable)

    X Director                         10% Owner

      Officer (give title below)       Other (specify below)

     Director

7.  Individual or Joint/Group Filing (check applicable line)

    X Form filed by One Reporting Person

      Form filed by More than One Reporting Person


Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    12/15/2000

3.  Transaction Code (Instr. 8)

    Code  S

    V     N/A

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3,4and5)

    Amount     5,000
               5,000

    A or D     D
               D

    Price     $27.00
              $25.98

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)

    119,635

6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    Direct

7.  Nature of Beneficial Ownership (Instr. 4)

    N/A

Table II - Derivative Securities Acquired, Disposed of, or
           Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)
1.  Title of Derivative Security  (Instr. 3)

    N/A

2.  Conversion or Exercise Price of Derivative Security

    N/A

3.  Transaction Date (Month/Day/Year)

    N/A

4.  Transaction Code (Instr. 8)

    Code  N/A

    V     N/A

5. Number of Derivative Securities Acquired (A) or Disposed of(D) (Instr. 3, 4, and 5)

    A     N/A

    D     N/A

6.  Date Exercisable and Expiration Date (Month/Day/Year)

    Date Exercisable   N/A

    Expiration Date    N/A

7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

    Title                        N/A

    Amount or number of shares   N/A

8.  Price of Derivative Security (Instr. 5)

    N/A

9.  Number of Derivative Securities Beneficially Owned at End of
    Month (Instr. 4)

    N/A

10. Ownership Form of Derivative Security: Direct (D) or
    Indirect (I) (Instr. 4)

    N/A

11. Nature of Indirect Beneficial Ownership (Instr. 4)

    N/A

Explanation of Responses:

    N/A


/s/ DAVID L. STEWART                       01/08/01
**Signature of Reporting Person            Date

**Intentional misstatements of omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see
      Instruction 6 for procedure.